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                                                                    EXHIBIT 14.1



                       CODE OF ETHICS AND BUSINESS CONDUCT

OVERVIEW

     InVision Technologies, Inc. is committed to promoting high standards of ethical business conduct and full and accurate financial disclosure of its books and records in compliance with applicable laws, rules, regulations and accounting policies. All of InVision's employees and members of its Board of Directors bear a responsibility for promoting integrity throughout the organization, with responsibilities to stakeholders both within and outside InVision. InVision expects all of its employees and members of its Board of Directors to take this responsibility seriously and to provide prompt and accurate answers to inquiries related to its public disclosure requirements.

INVISION'S STANDARDS FOR ETHICS AND BUSINESS CONDUCT

     All of InVision's employees and members of its Board of Directors are subject to this Code of Ethics and Business Conduct. Each employee or member of the Board of Directors agrees that he or she, to the best of his or her knowledge and ability, will do the following in the performance of duties for
InVision:

     o act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships;

     o communicate information in a manner that ensures full, fair, accurate, timely and understandable disclosure in reports and documents that InVision files with, or submits to, government agencies and in other public communications;

     o comply with rules and regulations of federal, state and local governments, and other appropriate regulatory agencies;

     o act in good faith, responsibly, with due care and diligence, without misrepresenting material facts or allowing one's independent judgment to be subordinated;

     o respect the confidentiality of information acquired in the course of one's work except when authorized or otherwise legally obligated to disclose, and, in any event, not use confidential information for personal advantage;

     o share knowledge and maintain skills important and relevant to a stakeholder's needs;

     o proactively promote and be an example of ethical behavior as a responsible partner among peers, in the work environment and the community;

     o achieve responsible use of and control over all material assets and resources employed by or entrusted to him or her; and
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     o    promptly report to InVision's Corporate Counsel or the Audit Committee
          of the Board of Directors any conduct that the individual believes to be a violation of law or business ethics (or a conflict of interest between personal and professional relationships) or of any provision of this Code of Ethics and Business Conduct, including any transaction or relationship that reasonably could be expected to give rise to such a conflict; and

     o cooperate in investigations of alleged violation of this Code of Ethics and Business Conduct.

HOW TO REPORT IMPROPER OR UNETHICAL BUSINESS CONDUCT
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     If you are aware of a suspected or actual violation of this Code of Ethics and Business Conduct by others, you have a responsibility to report it. InVision has established two methods for you to report actions that may violate this Code of Ethics and Business Conduct, including an accounting or financial concern. You should be confident that you will not be retaliated against based on a good faith report of misconduct. While we prefer that you give your name and other pertinent information when making a report because it makes the investigation and resolution of the violations you are reporting more effective and efficient, you may also make a report anonymously. If reporting anonymously, you should give a sufficiently detailed description of the factual basis and support for the allegations to allow an appropriate investigation.

     You may report improper or unethical business conduct, including improper financial practices, through either of the following methods:

     1. Call InVision's Compliance Telephone Line at (510) 857-1173 or toll free at (866) 221-2683 and leave a message.

     2. Go to the following website: http://alliance/disclosure.aspx. You can post a confidential message, which will be sent directly to InVision's Audit Committee.

     These procedures have been established so that properly trained individuals will be made aware of and can then investigate any alleged financial misconduct or alleged improper or unethical business conduct. You may not conduct your own investigation either before or after making a report.

TYPES OF IMPROPER OR UNETHICAL BUSINESS CONDUCT THAT SHOULD BE REPORTED
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     This Code of Ethics and Business Conduct provides guidelines regarding proper and ethical business conduct. In general, improper or unethical business conduct includes (1) any activities that could distort InVision's reputation for honesty, fairness, and integrity, (2) improper financial practices, and (3) any other violation of InVision's standards for ethics and business conduct described above. Improper financial practices generally include any activities that could distort InVision's true financial results, whether positively or negatively. Examples of improper financial practices include, but are not limited to, the following:


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     o    fraud in the preparation, evaluation, review or audit of any financial statement of InVision (for example, concealing or falsifying data given to InVision's auditors);

     o fraud in the recording and maintaining of financial records of InVision (for example, intentionally recording sales in the wrong period, capitalizing items that should be expensed or recording personal expenses as business expenses);

     o noncompliance with InVision's internal accounting controls (for example, not obtaining required approvals);

     o misrepresentation to a senior officer or InVision's auditors regarding a matter contained in the financial records, financial reports or audit reports of InVision;

     o deviation from full and fair reporting of InVision's results of operations, financial condition or cash flows; or

     o improperly influencing, coercing, manipulating or misleading any independent public or certified accountant engaged in the performance of an audit of InVision's financial statements.

NEXT STEPS

     o Reports of improper or unethical business conduct involving employees other than Section 16 officers will be reviewed and investigated under the direction of the Company's management, reports of improper or unethical business conduct involving Section 16 officers or members of the Board of Directors will be reviewed and investigated under the direction of the Board of Directors, and reports of improper financial practices will be reviewed and investigated under the direction of the Audit Committee and with the oversight of InVision's Corporate Counsel, InVision's Nominating and Corporate Governance Committee or such other person(s) as the Audit Committee determines to be appropriate. We will make reasonable efforts to maintain confidentiality to the extent consistent with the need to conduct an adequate review.

     o Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Company's management, the Audit Committee and/or the Board of Directors, as applicable. Such corrective action may include termination of employment and, in appropriate cases, civil action or referral for criminal prosecution.

     o You will not be retaliated against because of a good faith report or because you cooperate with an investigation of a suspected violation. Please note, however, that it is a violation of InVision's policy to submit a bad faith or false report. Any abuse, such as raising a malicious allegation, or one that you actually know to be unfounded, will be dealt with as a disciplinary matter.


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     IF YOU HAVE ANY QUESTIONS REGARDING THIS REPORTING PROCESS, PLEASE CONTACT
INVISION'S LEGAL DEPARTMENT OR YOUR HUMAN RESOURCES REPRESENTATIVE.

WAIVERS

     Any waiver of this Code of Ethics and Business Conduct for executive officers or directors may be made only by InVision's Board of Directors and will be promptly disclosed to InVision's stockholders in accordance with applicable law, along with the reasons for the waiver.

NO RIGHTS CREATED

     This Code of Ethics and Business Conduct is a statement of fundamental principles, policies and procedures that govern InVision's employees, officers and directors in the conduct of InVision's business. It is not intended to and does not create any legal rights for any customer, supplier, competitor, stockholder or any other person or entity.


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